UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 30, 2024
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ROOT, INC.
(Exact name of Registrant as Specified in Its Charter)
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Delaware	001-39658	84-2717903
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 E. Rich Street, Suite 500 Columbus, Ohio		43215
(Address of Principal Executive Offices)		(Zip Code)
(866) 980-9431
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	ROOT	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01 Regulation FD Disclosure.

As previously disclosed, Root, Inc. (the “Company”) maintains an equity incentive plan for the issuance and grant of equity awards, including restricted stock units (“RSUs”) and performance stock units (“PSUs”) to its officers, directors, employees and certain advisors. When RSU and PSU awards vest, the Company funds the related payroll tax withholding and remittance obligations by either (i) withholding shares of its Class A common stock that would otherwise be issued with respect to such awards and pay the relevant tax authorities in cash to satisfy such tax obligations or (ii) allowing holders of such awards to pay the Company an amount in cash, via a broker, sufficient to cover the applicable tax withholding obligations.

In connection with its earnings call for the quarter ended March 31, 2024, the Company had indicated that, for the second quarter ending June 30, 2024, approximately $10.6 million of tax liability related to the vesting of RSUs and PSUs would be recorded to General and administrative expenses and Technology and development on the Company's Condensed Statements of Operations and Comprehensive Loss (unaudited). However, this estimated amount will not be recorded as an Operating expense, but instead would be classified as Additional paid-in capital on the Company's Condensed Consolidated Balance Sheets (unaudited) and Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders' Equity (unaudited).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROOT, INC.

Dated: May 30, 2024
	By:	/s/ Alexander Timm
Alexander Timm
Chief Executive Officer and Director